As filed with the Securities and Exchange Commission on May 19, 2008                                                                                                                              Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DATA I/O CORPORATION
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-0864123 (I.R.S. Employer Identification No.)
6464 185th Ave N.E. Redmond, Washington 98052 Address of Principal Executive Offices

DATA I/O CORPORATION 2000 STOCK COMPENSATION INCENTIVE PLAN, AS AMENDED
(Full title of the plan)

Joel S. Hatlen
Vice President, Chief Financial Officer, Secretary and Treasurer

6464 185th Ave N.E.

Redmond, Washington 98052
(Name and address of agent for service)

(425) 881-6444

(Telephone number, including area code, of agent for service)

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares not subject to outstanding options under the 2000 Stock Compensation Incentive Plan	300,000	$5.605(1)	$1,681,500	$66(1)

(1)     The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average of the high and low prices for shares of the registrant’s common stock on May 16, 2008, as quoted by Nasdaq Capital Market. The closing price for shares of the registrant’s common stock on May 16, 2008, as quoted by Nasdaq Capital Market, was $5.65.

Page 1 of 9 pages.
Exhibit Index begins at page 7.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by Data I/O Corporation, a Washington corporation (the “Company”), are incorporated by reference in this Registration Statement, as of their respective dates:

(a)     the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b)     the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

(c)     the Company’s Current Report on Form 8-K filed on February 25, 2008

(d)     the description of the Company’s Common Stock, no par value per share, as contained in Item 1 of the Registration Statement on Form 8-A filed on April 29, 1982 including any amendment or report filed for the purpose of updating such description filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.          Indemnification of Directors and Officers.

The Company’s articles of incorporation and bylaws limit the liability of the Company’s directors to the fullest extent permitted by the Washington business corporation act (the “WBCA”) as it currently exists or as it may be amended in the future. Consequently, subject to the WBCA, no director will be personally liable to the Company or its shareholders for monetary damages resulting from his or her conduct as a director, except liability for:

•	acts or omissions involving intentional misconduct or knowing violations of law;

•	unlawful distributions; or

•	transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

The Company’s articles of incorporation also provide that the Company may indemnify any individual made a party to a proceeding because that individual is or was a director or officer of the Company, and this right to indemnification will continue as to an individual who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors or administrators. Any subsequent repeal of or modification to the Company’s articles of incorporation will not adversely affect any right of a director or officer of ours who is or was a director or officer at the time of such repeal or modification. To the extent the provisions of the Company’s articles of incorporation provide for indemnification of directors or officers for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), those provisions are, in the opinion of the Commission, against public policy as expressed in the Securities Act and therefore unenforceable.

The Company’s articles of incorporation and bylaws provide that the Company will indemnify its directors and officers and may indemnify its other employees and agents to the fullest extent permitted by law. The Company’s directors, officers and employees also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the Company for such purpose.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

Exhibit Number	Exhibit
4.1	Data I/O Corporation 2000 Stock Compensation Incentive Plan, as amended*
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of Grant Thornton, an independent registered public accounting firm
23.2	Consent of Dorsey & Whitney LLP (Included in Exhibit 5.1)
24.1	Power of Attorney (See signature pages of this Registration Statement)

* Incorporated by reference to Data I/O’s 2006 Proxy Statement dated April 6, 2006.

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Redmond, Washington, on May 16, 2008.

DATA I/O CORPORATION

By:    /s/

   Joel S. Hatlen

   Vice President, Chief Financial Officer,

   Secretary and Treasurer

Power of Attorney

Each person whose signature appears below constitutes and appoints each of Fredrick R. Hume and Joel S. Hatlen as his or her attorney-in-fact and agent, with the full power of substitution and resubstitution, for them in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/
Fredrick R. Hume	Chief Executive Officer, President and a director (Principal Executive Officer)	May 16, 2008
/s/
Joel S. Hatlen	Vice President of Finance, Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Accounting Officer)	May 16, 2008

Daniel A. DiLeo	Director	May 16, 2008
/s/
Paul A. Gary	Director	May 16, 2008
/s/
Edward D. Lazowska	Director	May 16, 2008
/s/
Steven M. Quist	Director	May 16, 2008
/s/
William R. Walker	Director	May 16, 2008

Exhibit index

Exhibit Number	Exhibit
4.1	Data I/O Corporation 2000 Stock Compensation Incentive Plan, as amended*
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of Grant Thornton, an independent registered public accounting firm
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
24.1	Power of Attorney (see signature pages of this Registration Statement)

* Incorporated by reference to Data I/O's 2006 Proxy Statement dated April 6, 2006.

Exhibit 5.1

May 19, 2008

Data I/O Corporation 6464 185th Ave N.E., Suite 101 Redmond, Washington 98052

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Data I/O Corporation, a Washington corporation (the “Company”), in connection with a Registration Statement on Form S-8 relating to the sale by the Company from time to time of up to 300,000 shares of Common Stock of the Company, without par value per share (the “Shares”), initially issuable upon the exercise of stock options granted pursuant to the Data I/O Corporation 2000 Stock Compensation Incentive Plan, as amended (the “Plan”).

We have examined such documents and have reviewed such questions of law as we have considered necessar and appropriate for the purposes of the opinions set forth below.

In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the laws of the State of Washington.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Dorsey & Whitney

DORSEY & WHITNEY LLP

Exhibit 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated March 25, 2008, accompanying the consolidated financial statements and schedules included in the Annual Report of Data I/O Corporation on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in this Registration Statement of Data I/O Corporation on Form S-8.

/s/GRANT THORNTON LLP

Seattle, Washington
May 19, 2008